        March 14, 2006

TRUSTEE: LaSalle Bank National Association 135 South LaSalle Street, Suite 1625 Chicago, IL 60603 Attn: Barbara Marik	MASTER SERVICER: Wachovia Bank, National Association Structured Products Services 8739 Research Drive - URP 4 Charlotte, NC 28288-1075 Attn: Doug Ratcliff
UNDERWRITERS: Wachovia Capital Markets LLC 301 South College Street Charlotte, NC 28288 Attn: Mr. William J. Cohane	Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005 Attn: Lainie Kaye
Citigroup Global Markets Inc. 388 Greenwich Street, 11th Floor New York, NY 10013 Attn: Angela Vleck	IXIS Securities North America Inc. 9 West 57th Street, 36th Floor New York, NY 10019 Attn: Greg Murphy
RATING AGENCIES: Moody's Investors Service, Inc. 99 Church Street, 8th Floor New York, NY 10007 Attn: Tracey Ferguson	Standard & Poor's Ratings Service 55 Water Street, 41st Floor New York, NY 10041-0003 Attn: CMBS Surveillance Group
DEPOSITOR: Citigroup Commercial Mortgage Securities Inc. 388 Greenwich Street, 11th Floor New York, NY 10013 Attn: Angela Vleck

       RE:CGCMT 05-C3, Officer's Certificate

  Dear Representatives:

   11200 Rockville Pike, Suite 400, Rockville, MD 20852
   301.255.4700 main www.cwcapital.com

In accordance with the requirements detailed in §3.13 of the Pooling and Servicing Agreement for the above-mentioned CMBS pool, CWCapital Asset Management LLC ("CWCAM"), in its capacity as Special Servicer, is providing this Officer's Certificate with respect to the following:

(i)	Under my supervision, CWCAM has reviewed its activities for 2005 and its performance under the Pooling and Servicing Agreement;
(ii)
To the best of my knowledge, based on this review, CWCAM has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout its term as Special Servicer which was for the period of 7/14/05 through 12/31/05; and

(iii)
CWCAM has received no notice regarding qualification, or challenging the status, of either of REMIC I or REMIC II as a REMIC under the REMIC Provisions or of the Grantor Trust as a "grantor trust" for income tax purposes under the Grantor Trust Provisions from the Internal Revenue Service or any other governmental agency or body.

Should you have any questions, please do not hesitate to contact me. I can be reached at 888/880-8958 or via email at kolin@cwcapital.com.
Sincerely,
CWCapital Asset Management LLC

/s/ Kathleen C. Olin	/s/ David B. Iannarone
Kathleen C. Olin	David B. Iannarone
Vice President-Special Servicing	Managing Director

cc:    John M. Scheurer
Allied Capital Corporation
1919 Pennsylvania Avenue, NW, Suite 300
Washington, DC 20006

Greg Askey, Principal
Matthews, Carter and Boyce, P.C.
11320 Random Hills Road, Suite 600 Fairfax, VA 22030-7427